Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORDIC AMERICAN TANKER SHIPPING LIMITED
(Exact name of registrant as specified in its charter)

Islands of Bermuda (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

Nordic American Tanker
Shipping Limited
Attn: Herbjørn Hansson
LOM Building
27 Reid Street
Hamilton HM 11
Bermuda
(441) 292-7202
(Name, address and telephone number of Registrant’s principal executive office)
Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Shares, par value $ 0.01 per share (1)	1,664,450	Not applicable	$1	$0

(1)   Including preferred share purchase rights that will initially trade together with the common shares. The value attributable to the rights, if any, will be reflected in the market price of the common shares. Also includes such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder.

(2)   As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes unsold common shares that had been previously registered and for which the registration fee had previously been paid. Accordingly, the amount of the registration fee to be paid is $0 because there are no additional securities being registered on this registration statement.

Pursuant to Rule 415(a)(6) under the Securities Act, the Securities registered pursuant to this Registration Statement includes unsold common shares previously registered under registration statement No. 333-128606 (the “Prior Registration Statement”). In connection with the registration of the unsold securities on the Prior Registration Statement, the Registrant paid a registration fee of $7,484, which continues to be applied to such securities. Pursuant to Rule 415(a)(6), the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

NORDIC AMERICAN TANKER SHIPPING LIMITED

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

1,664,450 Common Shares, $0.01 Par Value

We are an international tanker company that owns modern double-hull Suezmax tankers.  With this prospectus, or the Prospectus, we are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan.  The Plan allows our existing shareholders to increase their holdings of our common shares and gives new investors an opportunity to make an initial investment in our common shares. The common shares include the related preferred stock purchase rights.

PLAN HIGHLIGHTS

●
If you are an existing shareholder, you may purchase additional common shares by reinvesting all or a portion of the dividends paid on your common shares and by making optional cash investments of not less than $50 each and up to a maximum of $10,000 per month.  In some instances, we may permit optional cash investments in excess of this maximum.

●
If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $10,000.  In some instances, we may permit initial investments in excess of this maximum.

●	As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash investments.

●
We may offer discounts ranging from 0% to 5% on optional and initial cash investments that are made pursuant to a request for waiver (i.e., on investments that are in excess of $10,000).  At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

Investing in our common shares involves risks.  You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” on page 1 of this Prospectus and the documents incorporated herein by reference for more information.  We suggest you retain this Prospectus for future reference.

Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”  The last reported sales price of our common shares on March 24, 2009 was $29.07.

Unless specifically noted otherwise in this Prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Nordic American Tanker Shipping Limited and its subsidiaries.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 25, 2009.

RISK FACTORS

Before you decide to participate in the Plan and invest in our common shares, you should be aware of the following material risks in making such an investment. You should consider carefully this risk factor together with all information and risk factors in the documents included or incorporated by reference in this Prospectus before you decide to participate in the Plan and purchase  common shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase.  In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The Bank of New York Mellon, or the Plan Administrator, administers the Plan.  If you instruct the Plan Administrator to sell common shares under the Plan, you will not be able to direct the time or price at which your common shares are sold.  The price of our common shares may decline between the time you decide to sell common shares and the time of actual sale.

If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your common shares unless you request a certificate for whole shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein may constitute forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and we are including this cautionary statement in connection with this safe harbor legislation.  The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in OPEC’s petroleum production levels and world wide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hire, failure on the part of a seller to complete a sale to us and other important factors described from time to time in the reports we file with the Securities and Exchange Commission. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

AVAILABLE INFORMATION

We file annual, periodic and other reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC.  You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC.  The address for the Internet site is:

http://www.sec.gov. You may read information about us by visiting our internet site at http://www.nat.bm/.

You can also inspect our reports, proxy statements, and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and the documents that we file in the future with the SEC under Sections 13(a), 13(c) or 15(d) the Securities Exchange Act until the termination of this offering.  Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the SEC unless such documents state that they are incorporated by reference into this Prospectus.

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the SEC on May 9, 2008;

●
Our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on May 5, 2008 (containing unaudited interim financial information for the first quarter of 2008), August 8, 2008 (containing unaudited interim financial information for the second quarter of 2008), November 7, 2008 (containing unaudited interim financial information for the third quarter of 2008), January 7, 2009 (containing unaudited interim financial statements for the nine months ended September 30, 2008) and February 13, 2009 (containing unaudited interim financial information for the four quarter of 2008);

●	Any future annual reports filed on Form 20-F; and

●
Any future filing we make with the SEC that states it is incorporated by reference into this Prospectus. In all cases, you should rely on later information over different information included in this prospectus or a prospectus supplement.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this Prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited
LOM Building
27 Reid Street
Hamilton HM 11
Bermuda
(441) 292-7202

THE COMPANY

We are an international tanker company that owns 13 modern double-hull Suezmax tankers, and have agreed to acquire an additional two double-hull Suezmax tanker newbuildings. The existing 13 vessels average approximately 155,000 dwt each. As of March 25, 2009, we have chartered 12 of our 13 existing vessels in the spot market pursuant to cooperative arrangements with third parties and have bareboat chartered one vessel to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, United Arab Emirates.

We were formed for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. These three vessels were initially bareboat chartered to BP Shipping Ltd., or BP Shipping, for a period of seven years. BP Shipping re-delivered these three vessels to us in September 2004, October 2004 and November 2004, respectively. We continued contracts with BP Shipping by time chartering two of our original vessels back to BP Shipping at spot market related rates for three year terms that expired in the fourth quarter of 2007. These two vessels are currently chartered in the spot market pursuant to cooperative agreements with third parties. We have bareboat chartered the third of our original three vessels to Gulf Navigation at a fixed rate charterhire for a five year term that expires in November 2009, subject to two one-year extensions at Gulf Navigation’s option. In November 2008, Gulf Navigation exercised its first one-year option and extended the bareboat charter of Gulf Scandic for one additional year. Our fourth vessel was delivered to us in November 2004, our fifth and sixth vessels in March 2005, our seventh vessel in August 2005, our eighth vessel in November 2005, our ninth vessel in April 2006, our tenth and eleventh vessels in November 2006, our twelfth vessel in December 2006 and our thirteenth vessel in February 2009. These vessels are currently chartered in the spot market pursuant to cooperative agreements with third parties.

In November 2007, we agreed to acquire two Suezmax newbuildings, which are expected to be delivered to us in December 2009 and April 2010, respectively. We acquired these two newbuildings from First Olsen Ltd. at a price at delivery of $90,000,000 per vessel. The acquisitions will be financed by borrowings under our $500 million revolving credit facility.

DESCRIPTION OF THE PLAN

1.	What is the Plan?

Our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan, enables new investors to make an initial investment in our common shares and existing investors to increase their holdings of our common shares.  Participants can purchase our common shares with optional monthly cash investments and cash dividends.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time.  The Plan is not intended to provide holders of common shares with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount.  The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional monthly cash investment limit.

We reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.

2.	What features does the Plan offer?

Initial investment.  If you are not an existing shareholder, you can make an initial investment in our common shares, starting with as little as $250 and up to a maximum of $10,000.  See “7. How do I enroll if I am not currently a shareholder?” below for more information.

Optional monthly cash investments.  Once you are enrolled in the Plan, you can buy our common shares and pay fees and commissions lower than those typically charged by stockbrokers for small transactions.  You can increase your holdings of our common shares through optional monthly cash investments of $50 or more, up to a maximum of $10,000 per month.  You can make optional monthly cash investments by check, money order or electronically with deductions from your personal bank account — either in a single transaction or automatically each month.  If you wish to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, see “9. What are my options for additional cash investments once I am enrolled in the Plan?” below for more information.

Automatic dividend reinvestment.  You can also increase your holdings of our common shares through automatic reinvestment of your cash dividends.  You will also be credited with dividends on fractions of common shares you hold in the Plan.  You can elect to reinvest all or a portion of your dividends.  You can receive, electronically or by check, any portion of dividends not reinvested by you.  See “5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my own name?” and “10. What are my reinvestment options?” below for more information.

Share safekeeping.  You can deposit your share certificate representing common shares for safekeeping with the Plan Administrator.  See “19. Can I deposit share certificates for safekeeping?” below for more information.

Automated transactions.  You can execute many of your Plan transactions online.  See “16. May I enroll, view my account information, and execute transactions online?” below for more information.

Refer to “8. What are the fees associated with participation?” below for details on fees charged for these transactions and services.

3.	Who is the Plan Administrator and what does the Plan Administrator do?

The Bank of New York Mellon currently is the Plan Administrator.  The Plan Administrator with certain administrative support provided by BNY Mellon Shareowner Services, a registered transfer agent, and BNY Mellon Securities LLC, a registered broker/ dealer, as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan.  The Plan Administrator holds for safekeeping the common shares purchased for you together with common shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your  request for a certificate for all or part of your common shares.  Common shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, as your agent.  In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.

The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for our common shares.

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which common shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of common shares.  Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

4.	How do I contact the Plan Administrator?

If you have questions regarding the Plan, please write to the Plan Administrator at the following address:  The Bank of New York Mellon, c/o BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, PA 15252-8035, or call the Plan Administrator at 1-800-635-5835 (if you are inside the United States or Canada), 1-201-680-6578 (if you are outside the United States or Canada) or 1-800-231-5469 for the hearing impaired (TDD). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

In addition, you may visit the BNY Mellon Shareowner Services website at www.melloninvestor.com/isd. At this website, you can enroll, obtain information and perform certain transactions on your account online via Investor ServiceDirect (ISD). New investors establish a Personal Identification Number (PIN) when setting up their account. For existing shareholders to gain access, use the 12-digit Investor Identification Number (IID) which can be found in a bolded box on your check stub, statement or advice to establish your PIN. In order to access your account through ISD, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your 12-digit IID and self-assigned PIN.

Include your name, address, daytime telephone number, account number, Social Security Number and reference Nordic American Tanker Shipping Limited on all correspondence.

5.	How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?

If you already own our common shares and the common shares are registered in your name, you may participate in the Plan immediately.  You may participate by choosing to reinvest all or part of your quarterly dividend, if any, or by making an additional cash investment.  Please see “9. What are my options for additional cash investments once I am enrolled in the Plan?” below for details regarding optional monthly cash investments and “10. What are my reinvestment options?” below for details regarding the different reinvestment elections you can make under the Plan.  You can enroll online through Investor ServiceDirect® at www.melloninvestor.com or by completing and returning the enclosed enrollment form to the Plan Administrator in the envelope provided.  Your participation will begin promptly after your authorization is received.  Once you have enrolled, your participation continues automatically until either you elect to withdraw from the Plan or the Plan is terminated by us.

If you need to obtain an enrollment form, contact the Plan Administrator at 1-800-635-5835.  While there is no cost to enroll in the Plan, please refer to “8. What are the fees associated with participation?” for more information on purchase, reinvestment and sale fees, and other expenses.

6.	My shares are held in “street name.” How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?

If your common shares are registered in the name of a broker, bank or other nominee, you should contact that institution and discuss with it whether it can arrange for you to participate in the Plan.  If the broker, bank or other nominee cannot arrange for you to participate in the Plan, you should arrange for the broker, bank or other nominee to register in your name the number of common shares that you want to participate in the Plan or have the common shares electronically transferred into your own name through the Direct Registration System.  You can then enroll in the Plan, as described in “5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?” above.  Alternatively, if you do not want to re-register your common shares, you can enroll in the Plan in the same way as someone who is not currently a shareholder, as described in “7. How do I enroll if I am not currently a shareholder?” below.  However, even if you enroll in the Plan by making an investment as described in “7. How do I enroll if I am not currently a shareholder?”, any existing common shares that are not registered in your name will not be able to participate in the Plan.

7.	How do I enroll if I am not currently a shareholder?

If you do not currently own any of our common shares (or you are an existing shareholder that is not enrolled in the Plan and your common shares are not registered in your name), you can participate by making an initial cash investment through the Plan for as little as $250 and up to a maximum of $10,000.  Your initial investment can be made using one of the following options:

Via on-line enrollment through Investor ServiceDirect® at www.melloninvestor.com and:

●	authorizing one deduction (minimum of $250) from your bank account; or

●	opening your account on-line and sending your initial investment of $250 or more by check or money order payable to Nordic American Tanker Shipping Limited/ Mellon Bank.

Via the Enrollment Form and:

●	submitting it to the Plan Administrator, and making one payment (minimum of $250) by check or money order payable to Nordic American Tanker Shipping Limited/ Mellon Bank.

If you need to obtain an enrollment form, contact the Plan Administrator at 1-800-635-5835.

Please refer to “8. What are the fees associated with participation?” for more information on enrollment, purchase, reinvestment and sale fees, and other expenses.

8.	What are the fees associated with participation?

We will pay all brokerage trading fees on common shares purchased through the Plan when common shares are being acquired from us or through open market sources.

You will not be charged an enrollment fee if you enroll in the Plan in the manner described in “5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?”

You will not be charged an enrollment fee if you enroll in the Plan by having your broker, bank or other nominee make arrangements for you to participate in the Plan as described in “6. My shares are held in “street name.”  How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?”  However, you will be responsible for any costs incurred in connection with such arrangement and any fees charged by your broker, bank or other nominee.

You will be charged a $15.00 enrollment fee if you enroll in the Plan by making an initial cash investment as described in “7. How do I enroll if I am not currently a shareholder?”

Once enrolled in the Plan, you will be charged a $5.00 processing fee for each optional additional cash investment made through the Plan by check or money order as described in “9. What are my options for additional cash investments once I am enrolled in the Plan.”

If you choose to make any payments to the Plan electronically through your bank account, you will be charged a $2.00 processing fee for each deduction made from your bank account for optional additional cash investments.  You will also be responsible for any other costs your bank may charge in connection with deductions from or payments made to your bank account.

If you request that your common shares that are subject to the Plan be sold, you will receive the proceeds less a handling fee of $15.00, brokerage trading fees ($0.12 per share as of the date of this Prospectus) and applicable stock transfer taxes.  If you choose to sell your common shares that are subject to the Plan through a stockbroker of your choice, you will be responsible for any fees or costs your broker may charge in connection with the transfer of your common shares to such stockbroker and applicable stock transfer taxes.  Please see “20. How do I sell my Plan shares?” for information relating to the sale of common shares that are subject to the Plan.

A $35 fee will be assessed for any check that is returned for insufficient funds.  We can change the fee structure of the Plan at any time.  We will give you notice of any fee changes prior to the changes becoming effective.

9.	What are my options for additional cash investments once I am enrolled in the Plan?

Once you are enrolled in the Plan, you may purchase additional common shares through optional cash investments, regardless of whether dividends are being reinvested.  Optional cash investments may not be less than $50, and the total of all optional cash investments submitted by an individual shareholder may not exceed $10,000 in any month, unless a request for waiver has been granted.  The $50 minimum applies only to optional cash investments by existing Plan participants.  New investors or existing shareholders making an initial investment in order to enroll in the Plan as described in “6. My shares are held in “street name.”  How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?” and “7. How do I enroll if I am not currently a shareholder?” must make an initial investment of not less than $250.  There is no obligation either to make an optional cash investment or to invest the same amount of cash for each investment.

Check or Money Order.  You may make optional monthly cash investments by sending a check or money order to the Plan Administrator payable to Nordic American Tanker Shipping Limited/ Mellon Bank.  To facilitate processing of your investment, please use the transaction stub attached to your Plan statement.  Mail your investment and transaction stub to the address specified on the stub.  A $35 fee will be assessed for a check that is returned for insufficient funds.  Please see “8. What are the fees associated with participation?” above for all other applicable Plan fees.

One-Time and Automatic Monthly Withdrawals.  If you already own common shares and are enrolled in the Plan and want to make additional monthly purchases, you can also  authorize automatic monthly deductions from your bank account by completing the appropriate section in the enclosed enrollment form, or by enrolling online after you access your account through Investor ServiceDirect® at www.melloninvestor.com.  This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check.  You can also a one-time individual automatic deduction from your bank account through Investor ServiceDirect®.  The amounts you have authorized will be withdrawn from your bank account on the 25th day of each month, or the next succeeding business day if the 25th day falls on a weekend or holiday.  You will be responsible for all processing fees and any other costs your bank may charge in connection with deductions from your bank account.  Please see “8. What are the fees associated with participation?” above for all applicable Plan fees.

Please see “21. How do I discontinue participation in the Plan?” for information on discontinuing participation in the Plan.

10.	What are my reinvestment options?

●
If you elect “Full Dividend Reinvestment,” you direct the Plan Administrator to apply toward the purchase of additional common shares all your cash dividends on all the common shares then or subsequently registered in your name, together with any optional monthly cash investments. Under this option, the Plan operates so as to reinvest dividends on a cumulative basis until you instruct otherwise, you withdraw from the Plan or the Plan is terminated.

●
If you elect “Partial Dividend Reinvestment,” you direct the Plan Administrator to apply toward the purchase of additional common shares all your cash dividends only on the number of common shares registered in your name that you specify, together with any optional monthly cash investments.

●
If you elect for “Optional Cash Investments Only,” you will continue to receive cash dividends on all of your common shares registered in your name in the usual manner, but the Plan Administrator will apply any optional monthly cash investment received to the purchase of additional common shares under the Plan.

Also, you can further direct the Plan Administrator to:

●	Reinvest automatically any dividends on common shares subsequently acquired that are registered in your name and held in your Plan account.

●	Automatically deposit into your Plan account any subsequent stock dividends and/or stock splits on all common shares participating in the Plan.

You may change your investment options by contacting the Plan Administrator.  Please see “4. How do I contact the Plan Administrator?” for contact details.

A shareholder whose common shares are registered in the name of a broker, bank or other nominee must make arrangements to have the broker, bank or other nominee participate on their behalf or register in the shareholder’s name the number of common shares he or she wants to participate in the Plan or have the common shares electronically transferred into your own name through the Direct Registration System.  Please see “6.  My shares are held in “street name”.  How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?” for more information.

11.	Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000

General

If you want to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval.  To obtain our written approval, you must submit a request for waiver form.  You can obtain a request for waiver form by contacting the Plan Administrator’s Waiver Department at (201) 680-5300 and upon completion, please send it to the Plan Administrator’s Waiver Department via facsimile at (201) 680-4688.  We have the sole discretion to approve or refuse any request to make an optional monthly cash investment or initial investment in excess of the maximum amount and to set the terms of any such optional monthly cash investment or initial investment.

If we approve your request for waiver, the Plan Administrator will notify you promptly.  In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

●	whether the Plan is then acquiring newly issued common shares directly from us or acquiring common shares in the open market or in privately negotiated transactions from third parties;

●	our need for additional funds;

●	the attractiveness of obtaining additional funds through the sale of common shares as compared to other sources of funds;

●	the purchase price likely to apply to any sale of common shares;

●	the shareholder submitting the request;

●	the extent and nature of the shareholder’s prior participation in the Plan;

●	the number of common shares held of record by the shareholder; and

●	the aggregate number of optional monthly cash investments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing shareholders and new investors.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate.  We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of common shares that may be purchased pursuant to a request for waiver.

Purchases and Pricing of Common Shares Purchased Pursuant to a Request for Waiver

If a request for waiver is approved, the price of common shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one (1) but not more than ten (10) trading days commencing on a date set by us as the first day of the pricing period.  Optional monthly cash investments or initial investment made pursuant to a request for waiver will be used to purchase common shares as soon as practicable on or after the business day following the last day of the pricing period.  This date is referred to as the “Waiver Investment Date.”  The Plan Administrator will apply all good funds received on or before the first business day before the pricing period to the purchase common shares on the Waiver Investment Date.  Funds received after the pricing period begins will be returned to you.  For more information, see “13. When does the Plan Administrator purchase common shares?”

For purposes of determining the price per common share on the Waiver Investment Date, the price will be equal to the average of the high and low sales prices of our common shares, computed up to four decimal places, if necessary, as quoted on the New York Stock Exchange, for the applicable trading days immediately preceding the Waiver Investment Date.  The purchase price on any Waiver Investment Date may be reduced by the waiver discount, if any.

For any pricing period, we may establish a minimum purchase price per common share, referred to as the threshold price, applicable to optional monthly cash investments and initial investments made pursuant to a request for waiver.  At least three (3) business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount.  We will notify the Plan Administrator as to the amount of the threshold price, if any.  We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sales prices of our common shares as quoted by the New York Stock Exchange for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any).  In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price.  In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common shares are made on the New York Stock Exchange.  Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common shares are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

In addition, a portion of each optional monthly cash investment or initial investment made pursuant to a request for waiver will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common shares are reported on the New York Stock Exchange.  The amount returned will be equal to a pro rata portion of the amount of the optional monthly cash investment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our common shares are reported.  For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common shares are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional monthly cash investment or initial investment will be returned without interest.

The establishment of the threshold price and the possible return of a portion of an optional monthly cash investment or initial investment applies only to optional monthly cash investments and initial investments made pursuant to a request for waiver.  Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period.  We may waive our right to set a threshold price for any pricing period.  Neither we nor the Plan Administrator is required to provide you with any written notice as to the threshold price for any pricing period.  You may contact the Plan Administrator’s Waiver Department at (201) 680-5300 to find out if a threshold price has been fixed or waived for any given pricing period.

For each pricing period, we may establish a discount from the market price applicable to optional monthly cash investments and initial investments made pursuant to a request for waiver.  This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds and our need for additional funds.  You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator’s Waiver Department at (201) 680-5300.  Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount will apply to the entire optional monthly cash investment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount, if any, will not apply to reinvested dividends, or initial investments or optional monthly cash investments that are not made pursuant to a request for waiver.

We will only establish a threshold price or waiver discount for common shares that are purchased directly from us.

12.	When are dividends paid?

Our policy is to declare quarterly dividends to shareholders each January, April, July and October.  We may, in our discretion, defer to a later date if necessary or advisable under applicable securities laws our sale to the Plan Administrator of common shares to be purchased with reinvested dividends.

Only shareholders who own our common shares as of the record date for any declared dividend will be entitled to receive the dividend payment.  Record dates for the payment of dividends will normally precede the payment dates by approximately ten (10) to twenty (20) business days.

In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the dividends within 30 days, the Plan Administrator will remit the dividends to you by check.

The payment of dividends on our common shares is at the discretion of our board of directors.  There is no guarantee that we will pay dividends in the future.  Please see the documents incorporated into this Prospectus for a more detailed discussion of our dividend policy and the risks relating to dividends.

13.	When does the Plan Administrator purchase common shares?

Initial and Additional Cash Investments.  Upon receipt of funds in an amount equal to or less than $10,000, the Plan Administrator will invest initial and additional cash investments once every month on the 30th day of the month, or the next succeeding business day if the 30th day falls on a weekend or holiday.  For months when a dividend is payable, the investment date of the dividend will be the dividend payment date for the quarter.  Common shares will be posted to your account in whole and fractional shares immediately upon settlement, usually within three business days.  You will receive a confirmation of your transaction by paper statement at the postal address you give us when you enroll in the Plan.  In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the non-waiver optional cash funds within 30 days, the Plan Administrator will return the funds to you by check.  No interest will be paid on funds held by the Plan Administrator pending investment.  Please see “9. What are my options for additional cash investments once I am enrolled in the Plan?” for information on automatic monthly withdrawal.

Optional cash investments must be sent so that the Plan Administrator receives the payment at least one (1) business day prior to the investment date.  Funds received after the investment date will be held for investment on the next investment date.

Optional monthly cash investments received by the Plan Administrator will be returned to you upon your written request if such request is received by the Plan Administrator no later than two (2) business days prior to the first day of the Pricing Period.  Please see “15. At what price will the Plan Administrator purchase the common shares?” for information on the Pricing Period.

Dividend Reinvestment.  If you enroll prior to the record date for a dividend payment, your election to reinvest dividends will begin with that dividend payment.  If you enroll on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if you are still a shareholder of record.  Record dates for payment of dividends will normally precede payment dates by ten (10) to twenty (20) business days.

Common shares are purchased and sold for the Plan on specified dates or during specified periods.  As a result, you do not have any control over the price at which common shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price then if you had purchased or sold the common shares outside of the Plan.  You bear the risk of fluctuations in the price of our common shares.  No interest is paid on funds held by the Plan Administrator pending their investment.  All optional monthly cash investments, including the initial cash investment, are subject to collection by the Plan Administrator of the full face value in U.S. funds.

14.	How does the Plan Administrator purchase the common shares?

We may, in our sole discretion, instruct the Plan Administrator to purchase all or a portion of the common shares in connection with the distribution of common shares purchased pursuant to reinvestment of dividends or any initial or optional monthly cash investment directly from us at the “Current Market Price” (as defined below under “15. At what price will the Plan Administrator purchase the common shares?”).

If we do not instruct the Plan Administrator to purchase common shares directly from us, the Plan Administrator may purchase common shares in the  open market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other terms as agreed to by the Plan Administrator.  In connection with purchases in the open market or in negotiated transactions, neither we nor any Plan participant shall have any authorization or power to direct the time or price at which common shares may be so purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

Common shares will be allocated and credited to participants’ accounts as follows: (1) common shares purchased from us will be allocated and credited on the appropriate investment date; and (2) common shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of common shares to be purchased.  Depending on our election, participants may be credited with common shares purchased from us, common shares purchased in market transactions or a combination of both.

The method used by the Plan Administrator will impact the price at which your common shares are purchased (see “15. At what price will the Plan Administrator purchase the common shares?”).

The amount of common shares to be purchased for your account depends on the amount of your dividend and/or initial or optional monthly cash investment and the purchase price of the common shares.  Your account will be credited with that number of common shares, including fractions computed to four decimal places, equal to the amount you invest divided by the purchase price per common share.  You will be credited for dividends on fractions of shares.

15.	At what price will the Plan Administrator purchase the common shares?

If we direct the Plan Administrator to purchase common shares directly from us, the “Current Market Price” is defined as the average of the mean of the daily high and low sales prices of the common shares as reported on the New York Stock Exchange for the three (3) trading days immediately preceding the investment date, or, if no trading occurs in the common shares on one or more of such trading days, for the three (3) trading days immediately preceding the investment date during which the common shares were traded in the New York Stock Exchange, or the Pricing Period.If the Plan Administrator purchases common shares in market transactions, the “Current Market Price” is defined as the weighted average of the actual price paid for common shares purchased by the Plan Administrator.

The purchase price of common shares purchased with reinvested dividends will be the Current Market Price (as described above) less the dividend reinvestment discount, if any, then in effect. The purchase price of common shares purchased with initial or optional cash investments (excluding investments in excess of $10,000 pursuant to a waiver) will be the Current Market Price (as described above) less the optional or initial cash payment discount, if any, then in effect.

We, in our sole discretion, may change or eliminate the dividend reinvestment discount or the optional or initial cash investment discount, if any, upon sending Plan participants not less than thirty (30) days’ prior written notice of such change or elimination.  As of the date of this Prospectus, there is no optional or initial cash payment discount.

If you request a waiver and we approve it, your initial investment may exceed $10,000.  For a description of the purchase price of common shares pursuant to an approved waiver, see  “Purchases and Pricing of Common Shares Purchased Pursuant to a Request for Waiver” under “11. Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000.”

16.	May I enroll, view my account information, and execute transactions online?

Investor ServiceDirect® is a Web-enabled real-time service, available 24 hours a day, 7 days a week. This service provides shareholders of record with the ability to:

●	enroll in the Plan;

●	make initial or optional cash investments;

●	request sale of common shares;

●	obtain stock power forms;

●	view account status and account transactions;

●	perform address changes;

●	request share certificates;

●	request duplicate statements;

●	view-print-request form 1099; and

●	view certificate, book-entry and dividend payment history.

Technical assistance and help if you have forgotten your password are available Monday through Friday, between 9:00 a.m. and 7:00 p.m., Eastern Standard Time, at (877) 978-7778.

To access Investor ServiceDirect®, please visit the BNY Mellon Shareowner Services website at www.melloninvestor.com.

17.	What kind of reports will I receive as a participant in the Plan?

Unless you participate in the Plan through a broker, bank or nominee, the Plan Administrator will send a transaction notice confirming the details of any initial and optional cash investment you make within three (3) business days.  When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account.  If you do not reinvest dividends and have no additional purchase or sale transactions, you will receive an annual statement detailing the status of your holdings of common shares in your Plan account.

The Plan Administrator will send a statement following any sale activity in your account.  In this statement you will receive a check and a statement with information regarding the trade such as sale price, shares sold, net dollars and taxes, if any.

You should keep these statements as they contain important information regarding the tax basis for common shares purchased pursuant to the Plan and the gain for common shares sold.

You can request copies of statements by contacting the Plan Administrator via an online request or by telephone. In addition, you will receive copies of other communications sent to holders of common shares, including our annual and other reports to our shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

You can also access your Plan account statement through BNY Mellon Shareowner Services’ on-line program, MLinksm.  Convenient and easy on-line access to your shareholder communications is only a click away.  Besides your Plan account statements, you may access your 1099 tax documents, notification of ACH transmissions, transaction advices, annual meeting materials and selected correspondence on-line.

Enrollment is simple and quick.  Logon to Investor ServiceDirect® to enjoy the many benefits MLinksm offers, including:

●	Faster delivery of important documents

●	Electronic notification of account activity via email

●	Secure access to your mailbox 24 hours a day, 7 days a week

●	Convenience of managing your documents - view, print, download

Please visit www.melloninvestor.com/ISD for more information.

18.	Will I receive share certificates for my Plan shares?

Each purchase of common shares through the Plan is credited to your Plan account.  Your account statement will show the number of common shares, including any fractional share, credited to your account.  You will not receive a certificate for your Plan shares unless you request one.  You can request a certificate for some or all of your whole shares from the Plan Administrator at any time.  Certificates for fractional shares are never issued.

Your account under the Plan will be maintained in the name or names in which your certificates were registered at the time you entered the Plan.  Consequently, certificates for whole shares will be similarly registered when issued.

19.	Can I deposit share certificates for safekeeping?

You can at any time, including when you first enroll, deposit share certificates registered in your name with the Plan Administrator for safekeeping, at no cost to you.

Safekeeping protects your share certificates against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your common shares.  Only share certificates held in safekeeping may be sold through the Plan.

If you own common shares in certificate form, you may deposit your certificates for those shares free of charge with the Plan Administrator.  The Plan Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that you mail to its address at Newport Office Center VII, 480 Washington Blvd., Jersey City, NJ 07310 by USPS registered mail or by any of the following overnight couriers: Airborne, DHL, Emery, ExpressMail, FedEx, Purolator, TNT and UPS.

Note: Mail loss insurance covers only the replacement of share certificates and in no way protects any loss resulting from fluctuations in the value the common shares represented by such certificate.

20.	How do I sell my Plan shares?

You can sell some or all of your Plan shares by submitting the appropriate information on the transaction stub of your Plan statement, by submitting a written request to the Plan Administrator, or by phone.  Please see “4. How do I contact the Plan Administrator?” for contact details.  You can also sell the Plan shares on-line (see “16. May I enroll, view my account information, and execute transactions online?”).  Your sale request will be processed and your Plan shares will, subject to market conditions and other factors, generally be sold within 24 hours of receipt of your request.  Please note that the Plan Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding request to sell shares or issue physical share certificates.  These requests are final. The Plan Administrator will mail a check to you on the settlement date, which is three (3) business days after your Plan shares have been sold in an amount equal to the proceeds of the sale less a handling fee of $15.00, brokerage trading fees ($0.12 per share as of the date of this Prospectus) and applicable stock transfer taxes.

Alternatively, you may choose to sell your Plan shares through a stockbroker of your choice, in which case you would have to request that the Plan Administrator electronically transfer your Plan shares to your stockbroker.  You will be responsible for a $15.00 handling fee, any other fees or expenses incurred in connection with such transfer and applicable stock transfer taxes.  You may also request a certificate for your common shares from the Plan Administrator for delivery to your stockbroker prior to settlement of such sale.  See “21. How do I discontinue participation in the Plan?” for instructions on how to obtain a certificate.

The price of common shares fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your common shares. The price risk will be borne solely by you.  You cannot revoke your request to the Plan Administrator to sell any Plan shares once it is made.

21.	How do I discontinue participation in the Plan?

You may discontinue the reinvestment of your dividends by giving notice to the Plan Administrator by telephone, in writing or by changing your dividend election under the “Manage Account Info” section  when you access your account over the Internet through Investor ServiceDirect® at www.melloninvestor.com.  Please see “4. How do I contact the Plan Administrator?” and “16. May I enroll, view my account information, and execute transactions online?” for contact details.  If you discontinue your participation in the Plan, the Plan Administrator will continue to hold your common shares unless you request a certificate for any full shares and a check for any fractional share. In the alternative, you may request that all or part of the common shares credited to your account in the Plan be sold at any time.  Please see “20. How do I sell my Plan shares?” for more information.

If your request to discontinue participation in the Plan is received by the Plan Administrator on or after a dividend record date but before the payment date (record dates normally precede the payment dates by ten (10) to twenty (20) business days), the Plan Administrator, in its sole discretion may either pay such dividend in cash or reinvest it in common shares for your account.  The request to discontinue participation in the Plan will then be processed as promptly as possible following such dividend payment date.  Any cash payments which you may have sent to the Plan Administrator prior to the request to discontinue participation in the Plan will also be invested on the next investment date unless you expressly request return of that payment in your request to discontinue participation in the Plan and your request to discontinue participation in the Plan is received by the Plan Administrator at least two (2) business days prior to the investment date.  All dividends subsequent to such dividend payment date will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

If you have discontinued participation in the Plan, you can re-enroll in the Plan on-line or by submitting a new enrollment  form and complying with all other enrollment procedures.  To minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, we reserve the right to deny participation in the Plan to previous participants who we or the Plan Administrator believe have been excessive in their enrollment and discontinuation.

22.	What happens if I sell or transfer all the common shares registered in my name and held by me?

If you dispose of all the common shares registered in your name, including the common shares participating in the Plan, but do not give notice to the Plan Administrator, the Plan Administrator will continue to reinvest the cash dividends on any common shares held in your account under the Plan until the Plan Administrator is otherwise notified.

23.	What happens if we declare a dividend payable in common shares or declare a stock split?

Any shares we distribute as a dividend on common shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account.  Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you.  In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan.  Rights applicable to shares credited to your account under the Plan will be sold by the Plan Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date.

If you want to exercise, transfer or sell any portion of the rights applicable to the common shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares credited to your account be transferred from your account and registered in your name.  Except in unusual circumstances, the record date will be approximately ten (10) to twenty (20) business days in advance of the applicable distribution date.

24.	How will my common shares held by the Plan Administrator be voted at meetings of shareholders?

Common shares held by the Plan Administrator for you will be voted as you direct.  A proxy card will be sent to you in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the Plan.  This card will cover all common shares registered in your own name not participating in the Plan as well as all full and fractional shares held by the Plan Administrator for your account or held by the Plan Administrator for safekeeping under the Plan.

As in the case of nonparticipating shareholders, if on a properly signed and returned proxy card, no instructions are indicated by you, all of your common shares — those registered in your own name and those held by the Plan Administrator for your account under the Plan — will be voted in accordance with recommendations of our management, unless otherwise provided.  If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the common shares covered by such proxy card (including those held by the Plan Administrator under the Plan) will be voted.

25.	Limitation of Liability

The Plan provides that neither we nor the Plan Administrator, nor any agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan.  This limitation includes, but is not limited to, any claims of liability relating to:

●	the failure to terminate your Plan account upon your death or adjudicated incompetence prior to receiving written notice of your death or adjudicated incompetence; or

●	the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of common shares under the Plan; or

●	any loss or fluctuation in the market value of our common shares after the purchase or sale of common shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

The net proceeds we realize from sales of our authorized and unissued common shares pursuant to the Plan will be used for working capital and general corporate purposes. We do not know either the number of common shares that will be purchased under the Plan or the prices at which the common shares will be sold to participants.

FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material United States federal income tax considerations relevant to a U.S. Participant, as defined below, with respect to participation in the Plan.  This discussion does not purport to deal with the tax consequences of participation in the Plan to all categories of investors, some of which may be subject to special rules.  You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect.  We have not received nor do we intend to seek a private letter ruling from the Internal Revenue Service regarding the Plan.

A “U.S. Participant” means a participant in the Plan that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership is a participant in the Plan, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  If you are a partner in a partnership participating in the Plan, you are encouraged to consult your tax advisor.

Tax Consequences Of Dividend Reinvestment

In the case of newly-issued shares acquired from us, a U.S. Participant will be treated as receiving a dividend for United States federal income tax purposes in an amount equal to the fair market value as of the dividend payment date of the common shares purchased with the reinvested dividends.  In the case of common shares acquired in market transactions, a U.S. Participant will be treated as receiving a dividend for United States federal income tax purposes in an amount equal to sum of (x) the cash dividend paid by us and (y) the pro rata share of any brokerage trading fees or other related charges paid by us in connection with the Administrator’s purchase of the common shares on behalf of the participant.  Those dividend amounts will be the U.S. Participant’s basis in the shares purchased.  A U.S. Participant’s holding period of those shares will begin on the day following the date of purchase.

The dividends described above will constitute taxable dividend income to the U.S. Participant to the extent of our current and accumulated earnings and profits allocable to the distributions.  Such dividends may be eligible for taxation at reduced rates (through 2010) in the hands of a non-corporate U.S. Participant, provided that holding period and certain other requirements are satisfied.  Legislation has been introduced in the U.S. Congress that would prevent our dividends from qualifying for such preferential rates prospectively from the date of enactment.  Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Participant’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain.

Tax Consequences Of Optional Cash Investments

With respect to newly issued shares, a U.S. Participant who elects to invest in additional shares by making optional cash investments will be treated for United States federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value on the investment date of the shares purchased, over (ii) the optional cash investments made.  A U.S. Participant will not be deemed to have received a dividend with respect to shares acquired by purchases in market transactions, except to the extent of brokerage fees and charges paid to the Administrator by us.  A U.S. Participant’s tax basis in the shares purchased will be equal to the cost paid by the participant in acquiring the stock, plus the amount (if any) treated as a dividend for federal income tax purposes.  The U.S. Participant’s holding period for those shares will begin on the day following the date of purchase.

Shares, or any fraction of shares, purchased with initial or supplemental cash payments will have a tax basis equal to the amount of the payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to a U.S. Participant with respect to those shares or fraction of shares.  The holding period for the shares, or fraction of shares, begins on the day following the purchase date.

Any distributions which the participant is treated as receiving would be taxable income or gain or reduce the basis in common shares, or some combination of these treatments, under the rules described above under “Tax Consequences of Dividend Reinvestment.”

Tax Consequences Of Dispositions

A U.S. Participant generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the shares whether the sale or exchange is made at the U.S. Participant’s request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account.  The amount of gain or loss will equal the difference between the amount realized by the U.S. Participant from such sale, exchange or other disposition and the U.S. Participant’s tax basis in the shares.  Such gain or loss will be treated as long-term capital gain or loss if the U.S. Participant’s holding period in the shares is greater than one year at the time of the sale, exchange or other disposition.  A U.S. Participant’s ability to deduct capital losses is subject to certain limitations.

A U.S. Participant will not realize any taxable income when he receives certificates for whole shares credited to his account, either upon his request for such certificates or upon withdrawal from or termination of the Plan.

Backup Withholding and Information Reporting

In general, dividend payments and other taxable distributions made within the United States to a U.S. Participant will be subject to information reporting requirements.  Such payments will also be subject to backup withholding tax when paid to a non-corporate U.S. Participant who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the Internal Revenue Service that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or

●	in certain circumstances, fails to comply with applicable certification requirements.

If a dividend is subject to backup withholding, backup withholding will be withheld from the dividend before the dividend is reinvested under the Plan.  Backup withholding tax is not an additional tax.  Rather, a U.S. Participant generally may obtain a refund of any amounts withheld under backup withholding rules that exceed his income tax liability by filing a refund claim with the Internal Revenue Service.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued common shares sold under the Plan.  BNY Mellon Securities, a registered broker/dealer, may assist in the identification of investors and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan.  You will pay no brokerage trading fees on common shares purchased through the Plan when common shares are being acquired from us or through open market sources.  However, you may be responsible for other fees and expenses, including a handling fee and brokerage trading fees upon the sale of your common shares that are subject to the Plan.  Please see “Description of the Plan” under “8. What are the fees associated with participation.”  The common shares are currently listed on the New York Stock Exchange.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire our common shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933.  We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our common shares so purchased.  We may, however, accept optional cash investments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash investments and initial investments made pursuant to requests for waiver under the Plan.  Those transactions may cause fluctuations in the trading volume of our common shares.  Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters.  We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common shares to be received under the Plan.  We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

EXPERTS

The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2007 have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, which is incorporated in this Prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the securities offered by this Prospectus will be passed upon for us by Appleby with respect to matters of Bermuda law.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.     Indemnification of Directors and Officers.

The Bye-Laws of the Registrant provide that:

Subject to the proviso below, every Director, officer of the Company and member of a committee constituted under Bye-Law 90 shall be indemnified out of the funds of the Company against all civil liabilities loss damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, officer or committee member and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

The Companies Act, 1981 of Bermuda provides as follows:

Section 98 of the Companies Act of 1981 of the Islands of Bermuda, as amended, or the Companies Act, permits the Bye-Laws of a Bermuda company or a separate agreement to contain a provision exempting or indemnifying a director or officer of the company or any person employed by the company as auditor for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof, save that such provision which has the effect of providing protection against acts of fraud or dishonesty shall be void.

Section 98 of the Companies Act grants companies the power to indemnify any officer or auditor employed by the company against any liability incurred by him in defending any proceeding, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted or when relief is granted to him by the court under section 281 of the Companies Act.

Section 98A of the Companies Act permits a company to purchase and maintain insurance or make other financial arrangements for the benefit of any officer for any liability incurred by him in his or her capacity as an officer or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary.  The Company maintains such insurance for current and prior directors and officers.

Item 9.     Exhibits

Exhibit Number	Description

4.1	Form of Common Share Certificate +

5.1	Opinion of Appleby, Bermuda counsel to Nordic American Tanker Shipping Limited, as to the validity of the common stock

8.1	Opinion of Seward & Kissel LLP as to tax matters

23.1	Consent of Appleby (included in Exhibit 5.1)

23.2	Consent of Deloitte AS

24.1	Power of Attorney (contained in signature page)

+	Incorporated herein by reference to Exhibit 4.1 in the Registration Statement of Nordic American Tanker Shipping Limited filed August 28, 1995 on Form F-1, Registration No. 33-96268.

Item 10.    Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(10)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(11)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandefjord, Kingdom of Norway on March 25, 2009.

NORDIC AMERICAN TANKER SHIPPING LIMITED

By:	/s/ Herbjørn Hansson
Name: Title:	Herbjørn Hansson Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Herbjørn Hansson, Rolf Amundsen, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 25, 2009 in the capacities indicated.

Signature	Title

/s/ Herbjørn Hansson Herbjørn Hansson	Chairman of the Board of Directors, Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Turid M. Sørensen Turid M. Sørensen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Sir David Gibbons Sir David Gibbons	Director

/s/ Richard H.K. Vietor Richard H.K. Vietor	Director

/s/ Andreas Ove Ugland Andreas Ove Ugland	Director

/s/ Torbjørn Gladsø Torbjørn Gladsø	Director

/s/ Andrew W. March Andrew W. March	Director

/s/ Paul J. Hopkins Paul J. Hopkins	Director

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Nordic American Tanker Shipping Limited, has signed this registration statement in the City of Newark, State of Delaware, on March 25, 2009.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

SK 01318 0002 967184 v3B